As filed with the Securities and Exchange Commission on April 20, 2016

Registration No. 333-204075

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-204075

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

JOURNAL MEDIA GROUP, INC.
(Exact name of Registrant as specified in its charter)

Wisconsin	47-1939596
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

333 West State Street
Milwaukee, Wisconsin 53203
(Address, including zip code, of Registrant’s Principal Executive Offices)

JOURNAL MEDIA GROUP, INC.
LONG-TERM INCENTIVE PLAN
(Full title of the plan)

Barbara W. Wall
Vice President
Journal Media Group, Inc.
7950 Jones Branch Drive
McLean, Virginia, 22107-0910
(703) 854-6000
(Name, address and telephone number of agent for service)

Copies of all communications to:

Katherine D. Ashley
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
 Washington, D.C. 20005
 (202) 371-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

TERMINATION OF REGISTRATION

Journal Media Group, Inc. (the “Company”) is filing this Post-Effective Amendment to its Registration Statement on Form S-8 to withdraw and remove from registration the unissued and unsold shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable by the Company pursuant to the Journal Media Group, Inc. Long-Term Incentive Plan previously registered by the Company pursuant to the Registration Statement on Form S-8 (Registration No. 333-204075) filed with the Securities and Exchange Commission on May 12, 2015 (the “Registration Statement”).

On March 1, 2016, the Company’s shareholders approved the merger contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 7, 2015, by and among the Company, Gannett Co., Inc. (“Gannett”) and Jupiter Merger Sub, Inc., a wholly owned subsidiary of Gannett (“Merger Sub”).  At 10:59 p.m. Central Time, on April 8, 2016 (the “Effective Time”), the articles of merger contemplated by the Merger Agreement became effective with the Wisconsin Department of Financial Institutions and Merger Sub was merged with and into the Company, whereby the Company became a wholly owned subsidiary of Gannett (the “Merger”). Each share of Common Stock issued and outstanding immediately prior to the Effective Time was canceled and automatically converted into and became a right to receive $12.00 in cash, without interest.

As a result of the Merger, the Company has terminated the offering of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Common Stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of the Common Stock registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, Commonwealth of Virginia, on this 20th day of April, 2016.

JOURNAL MEDIA GROUP, INC.

By:	/s/ Barbara W. Wall
Barbara W. Wall
Vice President